Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF MAGELLAN GOLD CORPORATION

Pursuant to the Nevada Business Corporation Act

MAGELLAN GOLD CORPORATION, a corporation organized and existing under the laws of the State of Nevada (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, and in accordance with the provisions of the Nevada Business Corporation Act, the Company's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series A Convertible Preferred Stock:

RESOLVED THAT:

Whereas, by virtue of Article IV of its Articles of Incorporation, as amended, the Company has the authority to issue twenty-five million (25,000,000) shares of Preferred Stock of the par value of $0.001 per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Nevada;

Now therefore, the Company's Board of Directors hereby establishes a series of the class of Preferred Stock authorized to be issued by the Company as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

1.       Designations and Amounts. Two million five hundred thousand (2,500,000) shares of the Company's authorized Preferred Stock are designated as Series A Convertible Preferred Stock, having a face value of $10.00 per share (“Stated Value”).

2.       Definitions.

For the purposes of this Resolution the following definitions shall apply:

(a)       "Board" shall mean the Board of Directors of the Company.

(b)       "Company" shall mean Magellan Gold Corporation, a Nevada corporation formed on September 28, 2010.

(c)       "Original Issue Date" for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was originally issued.

(d)       "Preferred Stock" shall refer to Series A Convertible Preferred Stock.

1

(e)       "Stated Value" shall mean $10.00 per share.

(f)        "Subsidiary" shall mean any corporation at least fifty percent (50%) of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.

(g)       "Securities Act" shall mean the Securities Act of 1933, as amended.

(h)       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

3.       Dividends.

(a)       The holders of outstanding Preferred Stock shall be entitled to receive dividends at the annual rate of ten percent (10%) based on the Stated Value per share computed on the basis of a 360-day year and twelve 30-day months. Dividends shall be calculated from the date of issue and payable on the fifteenth day of April, July, October and January of each year (the "Dividend Payment Date"). Dividends shall be paid to recordholders of shares of Preferred Stock as of the date one business day prior to the Dividend Payment Date (the "Dividend Record Date"). The right of the holder of shares of Preferred Stock as of the Dividend Record Date to the relevant dividend shall not be affected by the subsequent transfer or cancellation of such shares; such dividend being payable to the holder as of the Dividend Record Date notwithstanding such transfer or cancellation.

(b)       Dividends payable on the Preferred Stock may be paid, at the option of the Company, either (i) in cash or (ii) by the issuance by the Company of shares of its Common Stock, valued at the Market Price, as hereinafter defined, on the Dividend Record Date. For the purposes hereof, the Market Price shall be the volume weighted average closing bid price (“VWAP”) for the Common Stock, as reported by Blumberg LP on the principal market for the Company’s Common Stock (the “Principal Market”) during the period of twenty-two (22) Trading Days, ending with the last Trading Day prior to the Dividend Payment Date. Notwithstanding the foregoing, in the event the Market Price on the Dividend Renewal Date is less than $0.75 per share, then the Company shall have the option, without the written consent of the holder electing to receive payment of the dividend in shares of Common Stock, to pay the dividend in cash.

(c)       Dividends on the shares of Preferred Stock shall be cumulative; therefore, a full dividend on the shares of this series with respect to any dividend period shall be declared by the Board of Directors of the Company and the Company shall be obligated to pay full dividend on the shares of this series with respect to such dividend period.

(d)       In addition to the Preferred Stock dividend, the holders of outstanding Preferred Stock shall be entitled to participate, pro rata, in dividends paid on outstanding shares of Common Stock, if, when and as the Board of Directors shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board of Directors. The determination of the Board of Directors at any time of the amount of net profits or surplus available for dividend shall be binding and conclusive on the holders of all the stock of the Company at the time outstanding.

2

4.       Priority On Liquidation

(a)       Payment upon Dissolution, Etc. Upon the occurrence and continuance of: (i) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors and not dismissed within 90 days following such commencement, as such, or relating to its assets, or (ii) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or any marshalling of the any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock, other than stock that ranks (i) senior to the Series A Preferred Stock; or (ii) pari passu with the Series A Preferred Stock until: (1) the holders of any shares of stock which have liquidation preferences senior to the Series A Preferred Stock shall have received the entire amount of such liquidation preferences, and (2) each holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series A Preferred Stock then held by such holder. In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the holders of the Series A Preferred Stock and to the holders of any pari passu securities are insufficient to pay the liquidation preference with respect to all of the outstanding shares of Series A Preferred Stock and of such pari passu securities, such assets will be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

(b)       Liquidation Preference. The “Liquidation Preference” with respect to a share of Series A Preferred Stock shall mean $10.00 per share of Preferred Stock, subordinate to the Stated Value of outstanding shares of preferred stock ranking senior to the Series A Preferred Stock, pari passu with the Stated Value of the Series A Preferred Stock, and senior to the rights of holders of Common Stock.

(c)       Ranking. In the event of the liquidation, dissolution, or other winding up of the Company, the holders of the Series A Preferred Stock will be treated as (i) senior to the holders of the Common Stock and any other class or series of stock which is not made pari passu with or senior to the Series A Preferred Stock; and (ii) junior to any other class or series of stock which is made senior to the Series A Preferred Stock.

5.       Redemption.

(a)       Subject to the conditions set forth herein, the Company, by action of its Board of Directors, may at its sole option and discretion redeem all or any portion of the Preferred Stock, at any time, or from time to time, in accordance with the provisions of this Paragraph 5 (the "Optional Redemption"). Holders of the Preferred Stock shall have no right to demand or compel the redemption of any outstanding shares of Preferred Stock.

(b)       In the event the Board of Directors elects to redeem the Preferred Stock, on and after the date specified in the notice provided for in Paragraph 5(d) below, each holder of the Preferred Stock called for redemption, upon presentation and surrender at the place designated in such notice of the certificate or certificates evidencing said Preferred Stock held by him, her or it, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive therefor the redemption price thereof.

(c)       If redeemed pursuant to this Paragraph 5, the redemption price for each share of Preferred Stock (the "Redemption Price") shall be an amount in cash equal to the sum of (i) the Stated Value per share of Preferred Stock plus (ii) the amount of all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date fixed for redemption.

3

(d)       In the case of any Optional Redemption pursuant to this Paragraph 5, at least thirty (30) days and not more than forty (40) days prior to the date fixed for any such redemption of the Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record to the Preferred Stock to be redeemed at his post office address last shown on the records of the Company, and if the holder has provided the Company with a facsimile number for notices, also by facsimile transmission. The Redemption Notice shall state:

(i)       That all of the holder's outstanding shares of Preferred Stock are being called for redemption;

(ii)      The number of shares of Preferred Stock held by the holder that the Company intends to redeem;

(iii)     The Redemption Date and the Redemption Price; and

(iv)     That the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed.

(e)       Each holder of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

(f)        If the Redemption Notice shall have been duly given, each holder of Preferred Stock shall have the right, up to the date prior to the Redemption Date as fixed in the Redemption Notice, to exercise such holder’s right to convert the Preferred Stock into shares of Common Stock in accordance with Section 7 of this Certificate of Designations.

(g)       If the Redemption Notice shall have been duly given and, if on the Redemption Date the Redemption Price is either paid or irrevocably made available for payment through the deposit arrangement specified in Subparagraph 5(h) below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price, without interest upon surrender of their certificate or certificates therefor.

(h)       At least ten (10) days prior to the Redemption Date, the Company may deposit with any bank or trust company in Boulder, or Denver, Colorado, a sum (or an irrevocable letter of credit) equal to the aggregate Redemption Price of all shares of Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders entitled thereto upon the surrender of their share certificates. From and after the Redemption Date, the shares so called for redemption shall be redeemed if deposit shall have been made with such instructions or authority on or before the tenth (10th) day prior to the Redemption Date. The deposit shall on the Redemption Date constitute full payment of the shares to their holders, and from and after the Redemption Date the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposit and unclaimed at the end of one (1) year from the Redemption Date by any holder of shares called for redemption shall be released or repaid to the Company, after which the holders of such shares called for redemption shall be entitled to receive payment of the Redemption Price for such shares only from the Company.

4

6.       Voting Rights.

(a)       Except as provided herein or required by applicable law, holders of the Preferred Stock shall have no right to vote on any matters presented to the shareholders of the Company at any regular or special meeting of the Company’s security holders.

(b)       In the event that the holders of the Series A Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series A Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series A Preferred Stock, such matter shall bind all holders of Series A Preferred Stock.

(c)       So long as any shares of Series A Preferred Stock remain outstanding, the consent of the holders of a majority of the then outstanding Series A Preferred Stock, voting as one class, together with any other series of preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock of the Company which is senior as to liquidation and/or dividend rights to the Series A Preferred Stock.

(d)       So long as any shares of Series A Preferred Stock remain outstanding, the consent of a majority of the holders of the then outstanding Series A Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Articles of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series A Preferred Stock so as to adversely affect the Preferred Stock.

7.       Conversion.

The following of the Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a)       Optional Conversion: Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof (provided that upon any liquidation of the Company, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Preferred Stock; and, further except that upon redemption of the Preferred Stock by the Company pursuant to Section 5 hereof, the right of conversion shall terminate at the close of business on the business day immediately preceding the Redemption Date) at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into fully-paid and non-assessable shares of Common Stock.

(b)       Conversion Rate. The number of shares of Common Stock issuable on the conversion of each share of Preferred Stock shall be determined by dividing (A) the sum of (i) the Stated Value of such share or shares of Preferred Stock, plus (ii) all accrued and unpaid dividends thereon, by (B) the conversion value of $1.00 per share (the “Conversion Value”).

(c)       Limitation on Conversion; Section 13(d) Compliance. Notwithstanding any other provision hereof, in no event (except (i) as specifically provided herein as an exception to this provision, or (ii) while there is outstanding a tender offer for any or all of the shares of the Company’s Common Stock) shall the holder be entitled to convert any portion of the Preferred Stock (and the Company shall not have the right or obligation to pay dividends hereon in shares of Common Stock) to the extent that, after such conversion or issuance of stock in payment of dividends, the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock or other convertible securities or of the unexercised portion of warrants or other rights to purchase Common Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, except as otherwise provided in clause (1) of such sentence. The holder, by its acceptance of Preferred Stock, further agrees that if the holder transfers or assigns any of the Preferred Stock to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee’s or assignee’s specific agreement to be bound by the provisions of this Section 7(c) as if such transferee or assignee were the original holder thereof. Nothing herein shall preclude the holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the holder so as to thereafter permit the continued conversion of Preferred Stock.

5

(d)       Mandatory Conversion. All outstanding shares of Preferred Stock shall automatically convert into shares of Common Stock in accordance with this Section 7 in the event (i) the Company effects a transaction described in Section 7(k) in which the Company either (a) is not the surviving entity or (b) becomes the subsidiary of another entity (a “Major Transaction”), or (ii) in the event (a) a registration statement registering for resale under the Securities Act of 1933, as amended (the “Securities Act”) the shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock (the “Registration Statement” and “Conversion Stock”, respectively) has been filed with the Securities and Exchange Commission and is in effect on the date of written notice of Mandatory Conversion is delivered to the holders of the Preferred Shares (b) there exists on the date of such written notice a public trading market for the Conversion Stock and such shares are listed for quotation on the NASDAQ Capital Market, the American Stock Exchange or the OTC Electronic Bulletin Board and (c) the public trading price of the Company’s Common Stock has equaled or exceeded 200% of the Conversion Price, as then in effect, for ten or more consecutive Trading Days immediately preceding the date of such notice. On such occasion, the Company shall mail written notice within ten days following the satisfaction of all of the foregoing conditions to all holders of record of the Preferred Stock. The Mandatory Conversion of the Preferred Stock shall be deemed effective on a date which is ten days following the date that written notice is sent to the holders. Following the effective date of such Mandatory Conversion, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock subject to such Mandatory Redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Mandatory Redemption Date and all rights with respect to such shares shall forthwith terminate, except only the right of the holders to receive shares of Common Stock.

(e)       Time of Conversion. The right of conversion may be exercised by the holder at any time after the earlier of (i) 90 days from the date of issuance of the Preferred Stock or (ii) the effective date of the Registration Statement registering for sale under the Securities Act the shares of the Company’s Common Stock issuable upon such Conversion (the “Conversion”).

(f)        Notice of Optional Conversion. The right of conversion shall be exercised by the holder thereof by giving written notice (the “Conversion Notice”) to the Company, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Company’s then transfer agent for its Common Stock, as designated by the Company from time to time, that the holder elects to convert a specified number of shares of Preferred Stock representing a specified Stated Value thereof into Common Stock and, if such conversion will result in the conversion of all of such holder’s shares of Preferred Stock, by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Conversion Notice shall include therein the Stated Value of shares of Preferred Stock to be converted, and a calculation (i) of the amount of all accrued and unpaid dividends, (ii) the Conversion Price, and (iii) the number of shares of Common Stock to be issued in connection with such conversion.

(g)       Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(h)       Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph 7(h) shall become effective at the close of business on the date the subdivision or combination becomes effective.

6

(i)        Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such series of Preferred Stock then in effect by a fraction:

(1)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)      the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully made on the date fixed therefor, the Conversion Rate for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for such series of Preferred Stock shall be adjusted pursuant to this Paragraph 7(i) as of the time of actual payment of such dividends or distributions.

(j)       Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 7), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

(k)       Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting form such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Paragraph 7 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(l)        Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (c) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

7

(m)       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

(n)       Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)       Notices. Any notice required by the provisions of this Paragraph 7 to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

(p)       Payment of Taxes. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.

(q)       No Dilution or Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

8.       No Preemptive Rights.

No holder of the Series A Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Company or of any stock of the Company to be issued by reason of any increase of the authorized capital stock of the Company, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Company or to purchase or subscribe for any stock of the Company purchased by the Company or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Nevada.

9.       No Reissuance of Preferred Stock.

No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.

10.     Protective Provisions.

So long as at least fifty percent (50%) of the shares of Preferred Stock (as adjusted for stock splits, stock dividends or recapitalizations) are outstanding and have not been converted into Common Stock or redeemed by the Company, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as one class except where otherwise required by law:

8

(a)       amend or repeal any provision of the Company’s Articles of Incorporation or Bylaws if such action would alter or change in a manner adverse to the interest of holders of Series A Preferred Stock the designations, preferences and relative, participating, optional and other special rights, or the restrictions provided for the benefit of the Series A Preferred Stock;

(b)       authorize or issue shares of any class of stock having a preference over the Series A Preferred Stock with respect to dividends or assets; or

(c)       pay or declare any dividend on shares of Common Stock if current dividends on Preferred remain unpaid, except dividends solely in Common Stock.

11.     Miscellaneous

(a)       Transfer of Series A Preferred Stock. A holder may sell, transfer or otherwise dispose of all or any portion of the shares of Series A Preferred Stock to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or such Holder delivers an opinion of counsel satisfactory to the Company, to the effect that such sale, transfer, or disposition is exempt from registration thereunder; provided that no such opinion shall be required in the event of a sale by such Holder to an affiliate thereof or if the Company shall waive said opinion requirement in its sole discretion.

(b)       Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company in its sole discretion, and upon surrender and cancellation or such certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

(c)       Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission or by e-mail or other electronic transmission (with a hard copy to follow) on or before 5:00 p.m., Boulder, Colorado, U.S. time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier, (iii) if to the Company, on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), or, (iv) if to the Holder, when deposited in the U.S. mail (first class, certified or registered) addressed as follows:

If to the Company:

Magellan Gold Corporation

2010A Harbison Drive # 312

Vacaville, CA 95687

or such other address and facsimile number as the Company shall designate from time-to-time as its central office and main facsimile number; and

if to any Holder,

to such address as shall be designated by such Holder in writing to the Company.

9

IN WITNESS WHEREOF, said MAGELLAN GOLD CORPORATION, has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President and has caused its corporate seal to be affixed hereto, this 30th day of September, 2019.

MAGELLAN GOLD CORPORATION

By: /s/ David E. Drips
David E. Drips, President

10